EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HandHeld Entertainment Sells 1.2 Million Units, Begins Trading on NASDAQ as ZVUE and ZVUEU and on the Boston Stock Exchange as HDE and HDEU, and Completes Reverse Split

SAN FRANCISCO — August 15, 2006 — HandHeld Entertainment™ (OTC BB: HNDH) today announced it has sold 1.2 million units in a fully registered secondary public offering, that its shares of common stock and units will begin trading today on the Nasdaq Capital Market under the symbols ZVUE and ZVUEU, respectively, in addition to beginning trading on the Boston Stock Market under the symbols HDE and HDEU, and completed a reverse stock split, respectively.

Secondary Offering Details

HandHeld Entertainment sold 1.2 million units yesterday (August 14, 2006) at $4.85 per unit, with each unit consisting of one share of common stock and one five-year warrant to purchase an additional share of common stock at an exercise price of $6.06 or 125 percent of the unit offering price. The company raised gross proceeds of $5.82 million in the offering and will net an estimated $5.0 million.

Newbridge Securities Corporation and Pali Capital, Inc. acted as underwriters in this offering and have been granted a 45-day option to purchase up to an additional 225,000 units to cover over-allotments.

The HandHeld Entertainment warrants are redeemable by the company if the underlying common stock (NASDAQ: ZVUE; BSE: HDE) trades above $8.4875 for 20 consecutive trading days or 175 percent of the unit offering price.

Ninety days from August 14, 2006 (or sooner as decided by the underwriters), the units will separate into standalone shares of common stock and warrants, trading as ZVUE/HDE and ZVUEW/HDEW, respectively, while the units (ZVUEU/HDEU) will cease trading at that time.

NASDAQ and BSE Trading Details

Effective today, August 15, 2006, shares and units of HandHeld Entertainment will begin trading on the Nasdaq Capital Market as ZVUE and ZVUEU, respectively. Additionally, shares and units of HandHeld Entertainment will also begin trading today on the Boston Stock Exchange as HDE and HDEU, respectively.

Reverse Stock Split Details

On August 14, 2006, HandHeld Entertainment also completed a 1.45-for-1 reverse split of the company’s common stock. Following this action, HandHeld Entertainment has approximately 10.4 million shares of common stock outstanding and 1.2 million units.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About the ZVUE

Available today in approximately 1,800 Wal-Mart stores around the United States, as well as online at such locations as Amazon.com, the $99 (US) ZVUE™ plays videos and MP3 files available from the ZVUE.com download store and also allows users view digital pictures from a digital camera or home video from a camcorder. The ZVUE offers full-color video and clear audio sound that gives users a robust, on-the-go digital experience when coupled with downloadable content from the ZVUE Web site.

About HandHeld Entertainment, Inc.

HandHeld Entertainment (NASDAQ: ZVUE/ZVUE; BSE: HDE/HDEU) is a digital-media-to-go company with a family of mass-market portable media players priced at mass-market prices as well as its own online video content store. Its ZVUE portable media players are available for purchase online and in approximately retail locations across the U.S., while portable video lovers can visit (HandHeld Entertainment’s video content store at www.zvue.com) to buy pay-per-download videos or download thousands of free media titles. For more information, visit www.hheld.com or call 415-495-6470.

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HandHeld Entertainment and ZVUE are trademarks of HandHeld Entertainment. All other trademarks are property of their respective owners.

‘‘Safe Harbor’’ Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements. To the extent that any statements made in this release contain information that is not historical, these statements are forward-looking. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, without limitation: HandHeld Entertainment's dependence on contract manufacturing of its products; its reliance on a single major mass-market retailer; its ability to develop and market successfully and in a timely manner new products and services; its ability to predict market demand for, and gain market acceptance of, its products and services; the impact of competitive products and services and of alternative technological advances; its ability to raise additional capital to finance its activities; its limited and unprofitable operating history; its ability to operate as a public company; its ability to reduce product return rates; the affect of inventory and price protections required by major retailers; the availability and affordability of digital media content; its ability to protect its proprietary information and to avoid infringement of others' proprietary rights; its ability to attract and retain qualified senior management and research and development personnel; the reliability and security of its information systems and networks; and other factors described in HandHeld Entertainment's filings with the Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K. These forward-looking statements are made as of the date hereof. HandHeld Entertainment does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

MEDIA CONTACTS FOR HANDHELD ENTERTAINMENT:

Russell Page, Politis Communications, 801-523-3730(wk), 801-787-8435(cell), rpage@politis.com or
David Politis, Politis Communications, 801-523-3730(wk), 801-556-8184(cell), dpolitis@politis.com

INVESTOR CONTACT FOR HANDHELD ENTERTAINMENT:

Robert Prag, The Del Mar Consulting Group, Inc., 858-794-9500, bprag@delmarconsulting.com